EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Stockholders and Board of Directors of
Collectors Universe, Inc.

We consent to the incorporation by reference in Registration Statements No. 333-34554, No. 333-34556, No. 333-34558 and No. 333-85962 of Collectors Universe, Inc. on Form S-8 of our report dated September 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002), appearing in this Annual Report on Form 10-K of Collectors Universe, Inc. for the year ended June 30, 2003.

DELOITTE & TOUCHE LLP

Costa Mesa, California
September 29, 2003